SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  December 22, 2004

Navidec, Inc.

(Exact Name of Registrant as specified in its charter)

Colorado	000-29098	33-0502730
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

11999 Katy Freeway, Suite 560 Houston, Texas 77079
(Address of Principal Executive Office

(281) 556-6200
(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                          Other Events.

On December 22, 2004, the Company received from the Securities and Exchange Commission (the “SEC”) an Order Directing a Private Investigation and Designating Officers to Take Testimony.  The Company intends to fully cooperate with the SEC in its investigation.

The precise nature and scope of the SEC’s investigation is presently unknown.  However, the Company believes that the SEC’s investigation relates, at least in part, to the restatement of reported earnings for the first and second quarters of 2003 by Navidec, Inc.  This restatement was reported in Navidec, Inc.’s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

Effective September 10, 2004, BPZ Energy, Inc. completed a reverse merger of Navidec, Inc., whereby the operations and management of BPZ Energy became the continuing entity.  Pursuant to the reverse merger, the present management of Navidec, Inc. consists solely of the principals of BPZ Energy, Inc.  None of these individuals held management positions at the Company during the first and second quarters of 2003.  Those persons who did hold management positions at Navidec, Inc. during the first and second quarters of 2003 are no longer employed by the Company.

Pursuant to the reverse merger, the parties agreed that all pre-merger operations, assets and liabilities of Navidec, Inc. would be spun off into a separate corporation, Navidec Financial Services, Inc. (“NFS”), to be owned by the shareholders of record on September 9, 2004.  This record date is prior to the reverse merger with BPZ Energy, Inc. The spin-off has not been consummated as of this date.  In connection with the spin-off, NFS has a requirement to indemnify the Company with respect to the costs of this matter, including the expenses related to the Company’s response to SEC subpoenas and other discovery requests and indemnification obligations to its former officers and directors.

Item 9.01.                                          Financial Statements, Pro Forma Financial Information and Exhibits

(c)                                  The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit

99.1	Press Release regarding SEC Order Directing a Private Investigation and Designating Officers to Take Testimony.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: December 28, 2004

Navidec, Inc.

	By:	/s/ Manolo Pablo Zuniga-Pflucker
Manuel Pablo Zuniga-Pflucker
President